UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2014

LiveDeal, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada	89119
(Address of Principal Executive Offices)	(Zip code)

(702) 939-0231
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On May 5, 2014, LiveDeal, Inc. (the “Company”), through its wholly-owned subsidiary, Live Goods, LLC, a Delaware limited liability company, entered into a share purchase agreement (the “Agreement”) to purchase all of the issued and outstanding shares in the capital of DealTicker Inc., a Canadian corporation (“DealTicker”), from Julian Gleizer and Daniel Abramov, the shareholders of DealTicker (collectively the “Sellers”).

Upon the closing of the transaction, the Sellers shall sell all of the shares of DealTicker to LiveGoods for a purchase price in the aggregate amount of CAN$246,000. Pursuant to the terms of the Agreement, LiveGoods may, in its absolute discretion, increase the purchase price taking into account the financial performance and operation of the DealTicker business during the one-year period following the closing compared to historical performance.

The Agreement is subject to customary closing conditions, including, but not limited to the accuracy of representations and warranties, all necessary and required consents being obtained, delivery of non-compete, employment agreements and other releases and consents, as well as there having been no material adverse effect on the business operations prior to closing. It is also a condition to closing that deferred revenue, cash and cash equivalents as well as the value of the inventory meet certain thresholds at closing, which are set forth in the Agreement.

Item 4.01       Changes in Registrant’s Certifying Accountant.

On May 6, 2014, LiveDeal, Inc. (the “Company”) dismissed Kabani & Company, Inc. (“Kabani”) as its independent registered public accounting firm and approved the engagement of Anton & Chia, LLP (“Anton”) to replace Kabani as its independent accountant. Both actions were approved by the Company’s Audit Committee.

The reports issued by Kabani with respect to the Company’s financial statements for the past two fiscal years, which ended on September 30, 2012 and September 30, 2013, respectively, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years (and the subsequent interim period preceding Kabani’s dismissal), there were no disagreements between the Company and Kabani on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Kabani, would have caused Kabani to make reference to the subject matter of the disagreement(s) in connection with its report(s). In addition, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K during such periods.

During the Company’s two most recent fiscal years (and the subsequent interim period preceding the Company’s engagement of Anton), neither the Company nor anyone on its behalf consulted Anton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered by Anton with respect to the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement between the Company and Kabani or a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

As required by Item 304(a)(3) of Regulation S-K, the Company furnished a copy of the above disclosures to Kabani and requested that Kabani furnish the Company with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether Kabani agrees with the above statements. A copy of Kabani’s letter to the SEC, dated May 7, 2014, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
16.1	Letter of Kabani & Company, Inc. to the U.S. Securities and Exchange Commission, dated May 7, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: May 7, 2014	/s/ Jon Isaac
Jon Isaac
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter of Kabani & Company, Inc. to the U.S. Securities and Exchange Commission, dated May 7, 2014

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